Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of Melco PBL Entertainment (Macau) Limited on Form F-1 of our report dated July 21, 2006 (November 14, 2006 as to Note 18 and December 1, 2006 as to Note 19) relating to the consolidated financial statements of Melco PBL Entertainment (Macau) Limited, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

December 1, 2006